Exhibit 99.1

Cypress Energy Partners, L.P. Announces Third Quarter Results

TULSA, Oklahoma.--(BUSINESS WIRE)—November 9, 2016

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

●	Cash Distribution of $4.8 million to Unit Holders maintained at $0.406413 per unit, approximately 5% above the target minimum quarterly distribution of $0.3875 per unit.
●

Our GP and sponsor continued temporary financial support with relief of the quarterly $1.0 million administrative fee paid pursuant to our omnibus agreement consistent with the first two quarters of 2016, as well as additional temporary support of $0.5 million in expense reimbursements to support the coverage of the current distribution level.

●	$24.9 million of cash on hand as of September 30, 2016.
●	3.43x leverage ratio per loan covenants compared to facility limit of 4.0x.

Peter C. Boylan III, CELP’s Chairman and Chief Executive Officer stated, “Today we announced our third quarter 2016 operating performance, and that we maintained and will pay on November 14th our distribution, consistent with the same distribution per unit the last eight quarters. The third quarter’s performance sequentially improved in each segment compared to our second quarter. Our businesses require minimal capital expenditures and we again finished the quarter with approximately $25 million of cash. We are clearly seeing the benefits of our cost reductions earlier this year and I would like to thank our dedicated employees for their hard work, and sacrifices.”

Mr. Boylan continued, “Our sponsor, Cypress Energy Holdings, LLC (“CEH”), and its affiliates who control our general partner are aligned with our common unitholders, with an approximate 65% ownership interest in CELP. As a result of this alignment, CEH has again stepped forward in support of the unitholders with temporary relief of the administrative fee paid to CEH pursuant to the Omnibus Agreement, which would have charged $1.0 million to CELP this quarter absent the relief, as well as contributing $0.5 million in cash to the MLP to reimburse for certain expenditures. Consistent with the Omnibus Agreement relief provided last quarter, this additional temporary relief from the sponsor did not require any additional consideration from CELP. Some form of temporary relief will likely continue until the end of 2016. CEH is not committing to support CELP beyond 2016 and if CELP’s outlook and fundamental performance does not continue on the positive trend realized this quarter the board will re-evaluate the current distribution policy early next year.”

In conclusion Mr. Boylan commented, “We continue to evaluate a number of acquisition opportunities and CEH is prepared to assist CELP in acquiring attractive assets that may be larger than what CELP can currently independently acquire with plans to offer those assets to CELP as drop-down opportunities over time. CELP is not currently evaluating any opportunities that would require material dilutive equity issuances. Our Pipeline inspection and integrity services which now represent approximately 97% of our revenue are federally mandated essential services to protect our nation’s critical energy infrastructure, and over 90% of our revenue is generated from investment grade customers. We continue to work hard to win new customers and business that will benefit us over time.”

Third Quarter:

●

Revenue of $81.8 million for the three months ended September 30, 2016 compared with $72.3 million for the three months ended June 30, 2016 representing a 13.1% increase. For the same period a year ago revenue was $96.4 million.

●

Gross margin of $9.9 million or 12.1% for the three months ended September 30, 2016 compared to $7.4 million or 10.2% for the three months ended June 30, 2016 representing a 33.8% increase. Gross margin was $12.1 million or 12.6% in the same period a year ago.

●

Net income of $2.0 million for the three months ended September 30, 2016, compared to a net loss of $11.6 million for the three months ended June 30, 2016 (which included a $10.5 million impairment). Net loss was $1.6 million for the three months ended September 30, 2015 (which included a $5.6 million impairment).

●

Net income attributable to CELP limited partners of $3.3 million for the three months ended September 30, 2016, compared to a net loss attributable to CELP limited partners of $4.0 million (inclusive of a $6.4 million impairment charge) for the three months ended June 30, 2016. Net loss attributable to CELP limited partners was $1.8 million (inclusive of a $5.6 million impairment charge) for the same period of 2015.

●

Adjusted EBITDA of $6.6 million for the three months ended September 30, 2016 (including non-controlling interests and amounts attributable to our general partner) compared to $3.2 million for the three months ended June 30, 2016 (including non-controlling interests and amounts attributable to our general partner) representing an increase of 106.3%. Adjusted EBITDA was $7.6 million for the same period of 2015 (including non-controlling interests).

●

Adjusted EBITDA attributable to limited partners of $6.8 million for the three months ended September 30, 2016, compared to adjusted EBITDA attributable to limited partners of $5.5 million for the three months ended June 30, 2016 representing an increase of 23.6%. Adjusted EBITDA attributable to limited partners was $7.2 million for the same period of 2015.

●

Distributable Cash Flow of $5.1 million for the three months ended September 30, 2016 compared to $3.5 million for the three months ended June 30, 2016 representing an increase of 45.7%. Distributable Cash Flow was $5.6 million for the same period of 2015.

●

A common unit coverage ratio of 2.11x and a coverage ratio of 1.06x compared to the June 30, 2016 common unit coverage ratio of 1.45x and coverage ratio of 0.73x. The improvement in common unit coverage is largely driven by cost-cutting measures implemented and improved operating results in addition to the temporary financial support from CEH.

●

A leverage ratio of approximately 3.43x compared to a 4.0x covenant limit and an interest coverage ratio of 3.70x compared to a 3.0x covenant requirement on September 30, 2016 pursuant to the terms of our credit facilities.

Year-To-Date:

●	Revenue of $227.6 million for the nine months ended September 30, 2016, down 19.1% from the same period in the prior year.

●

Net loss of $11.0 million for the nine months ended September 30, 2016 (which includes impairments of $10.5 million), compared to net income of $3.0 million for the nine months ended September 30, 2015 (which includes impairment of $5.6 million).

●

Net loss attributable to limited partners of $0.7 million for the nine months ended September 30, 2016 (which includes impairments of $6.4 million), compared to net income of $3.0 million for the same period in the prior year (which includes impairment of $5.6 million).

●	Net cash provided by operating activities of $17.7 million for the nine months ended September 30, 2016, compared to $23.2 million for the same period in the prior year.

●

Adjusted EBITDA of $12.9 million for the nine months ended September 30, 2016 (including non-controlling interests and amounts attributable to our general partner), compared to $18.6 million for the same period in the prior year, down 30.6%.

●	Adjusted EBITDA attributable to limited partners of $15.5 million for the nine months ended September 30, 2016, compared to $17.6 million for the same period in the prior year, down 11.9%.

●	Distributable Cash Flow attributable to limited partners of $10.4 million for the nine months ended September 30, 2016, down 23.0% from the same period in the prior year.

Highlights include:

●	We averaged 1,231 inspectors per week for the third quarter of 2016, compared to 1,134 in the second quarter of 2016 and 1,406 in the same period of 2015.

●

We disposed 2.9 million barrels of saltwater at an average revenue per barrel of $0.67 for the third quarter of 2016 compared with disposing 3.3 million barrels of saltwater at an average revenue per barrel of $0.66 for the second quarter of 2016. We disposed 4.7 million barrels of saltwater at an average revenue per barrel of $0.73 for the third quarter of 2015.

●	Maintenance capital expenditures for the three months ended September 30, 2016 were $56 thousand compared to $87 thousand in the three months ended September 30, 2015.

●

Our expansion capital expenditures during the third quarter of $132 thousand were related to our continued expansions in Pipeline Integrity services to purchase new NDE technology to serve a new investment-grade clients.

Looking forward:

●

Gas pipeline safety regulations proposed by the U.S. Department of Transportation's Pipeline and Hazardous Materials Safety Administration (PHMSA) included a 550 page notice of proposed rulemaking to revise the pipeline safety regulations for onshore gas transmission and gathering pipelines. Essentially, the proposal would broaden the scope of monitoring, testing and repairing pipes as well as the types of assets subject to protocols. If passed, this would likely require integrity management, material documentation verification as well as maximum allowable operating pressure (MAOP) verification for pipes in these areas.

●

To date, we have seen our average inspector headcounts flatten from the averages experienced in the third quarter of 2016. We have seen continued growth in technician headcounts in our non-destructive examination service offering which provides stronger margins than our typical inspection business accounting for 9.6% of the segment’s operating income this quarter with only 1.6% of the segment’s headcount in the third quarter. We also continue to renew several sizeable existing contracts and are bidding on some major new contracts, but continue to see some of our customers’ projects slipping past original start dates typically as a result of permitting delays.

●

During the third quarter, approximately 94% of total water volumes came from produced water, and piped water represented approximately 45% of total water volumes. When commodity prices improve and drilling activity increases, we expect to have significant operating leverage with our cost structure and minimal maintenance capital expenditure requirements as volumes increase. We have an estimated 538 drilled and uncompleted wells (“DUC’s”) within a 15 mile radius of our facilities comprised of 389 in North Dakota and 149 in the Permian. As prices improve, we expect to benefit from the completion of these DUC’s.

●

We continue to work collaboratively with our customers to help them address the volatility in commodity prices and their need to reduce operating expenses until prices stabilize. We also continue to carefully evaluate market pricing on a facility-by-facility basis. In response to these conditions we have changed a few facilities to appointment only and have deployed additional automation technology at each of our remaining facilities. These steps along with other steps taken to right-size our costs related to the Water & Environmental Services business have allowed us to recognize approximately $1.5 million of savings on an annualized basis.

●

Our Integrity Services business Q3 2016 results sequentially improved with average utilization exceeding 80% for the quarter. Our backlog was solid in October but is softening as we enter the holiday season, although we continue to bid on a substantial amount of work.

●

Our general partner also continues to support substantial costs associated with the new ERP implementation that should benefit CELP with additional cost efficiencies. We have completed the implementation of the new financial system, payroll system, and are working on the HRIS time and attendance capture capabilities, and inspector database.

●

We continue to evaluate a number of acquisition opportunities including some very large transformational opportunities that would need to initially occur at CEH with the expectation that they would be offered to CELP in the future as a drop-down opportunity.

CELP will file its quarterly report on Form 10-Q for the three months ended September 30, 2016 with the Securities and Exchange Commission later today. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com.

CELP will host an earnings call on Wednesday, November 9, 2016, at 11:00am EST (10:00am CST) to discuss its third quarter 2016 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 390-3967 or International Dial-In (Toll): (862) 255-5351. An archived audio replay of the call will be available on the investor section of our website at www.cypressenergy.com beginning at 10:00am EST (9:00am CST) on November 11, 2016.

Non-GAAP Measures:

CELP defines Adjusted EBITDA as net income (loss), plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, offering costs, non-cash allocated expenses and equity based compensation. CELP defines Adjusted EBITDA attributable to limited partners as net income (loss) attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners and equity based compensation attributable to limited partners. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners excluding, cash interest paid, cash income taxes paid, and maintenance capital expenditures. These are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess our operating performance as compared to those of other companies in the mid-stream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income (loss) and cash flow from operating activities, respectively.  These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as a supplemental financial measure to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA, adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to a similarly titled measure of other companies, thereby diminishing their utility. Reconciliations of (i) Adjusted EBITDA to net income, (ii) Adjusted EBITDA attributable to limited partners and Distributable Cash Flow to net income attributable to limited partners and (iii) Adjusted EBITDA to net cash provided by operating activities are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements, and are subject to a number of risks and uncertainties. While CELP believes its expectations, as reflected in the forward-looking statements, are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a growth-oriented master limited partnership that provides mid-stream services, including pipeline inspection, integrity, and hydrostatic testing services to energy, E&P, public utility, and mid-stream companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal and other water and environmental services to U.S. energy, E&P companies, and their vendors in North Dakota in the Williston Basin, and West Texas in the Permian Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations, and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:	Cypress Energy Partners, L.P. Les Austin, 918-748-3907 Chief Financial Officer les@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Balance Sheets
As of September 30, 2016 and December 31, 2015
(in thousands, except unit data)

	September 30, 2016	December 31, 2015
		(as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$24,903	$24,150
Trade accounts receivable, net	43,469	48,265
Prepaid expenses and other	1,283	2,329
Total current assets	69,655	74,744
Property and equipment:
Property and equipment, at cost	22,130	23,706
Less: Accumulated depreciation	7,157	5,369
Total property and equipment, net	14,973	18,337
Intangible assets, net	30,378	32,486
Goodwill	56,932	65,273
Other assets	136	42
Total assets	$172,074	$190,882

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$2,553	$2,205
Accounts payable - affiliates	1,285	913
Accrued payroll and other	10,450	7,095
Income taxes payable	264	350
Total current liabilities	14,552	10,563
Long-term debt	135,555	139,129
Deferred tax liabilities	349	371
Asset retirement obligations	139	117
Total liabilities	150,595	150,180

Owners' equity:
Partners’ capital:
Common units (5,943,678 and 5,920,467 units outstanding at September 30, 2016 and December 31, 2015, respectively)	(6,716)	253
Subordinated units (5,913,000 units outstanding at September 30, 2016 and December 31, 2015)	51,687	59,143
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,276)	(2,791)
Total partners' capital	16,819	30,729
Non-controlling interests	4,660	9,973
Total owners' equity	21,479	40,702
Total liabilities and owners' equity	$172,074	$190,882

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2016 and 2015
(in thousands, except unit and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$81,806	$96,408	$227,591	$281,427
Costs of services	71,880	84,307	202,540	248,014
Gross margin	9,926	12,101	25,051	33,413

Operating costs and expense:
General and administrative	5,056	6,024	16,805	17,353
Depreciation, amortization and accretion	1,214	1,481	3,685	4,113
Impairments	-	5,567	10,530	5,567

Operating income (loss)	3,656	(971)	(5,969)	6,380

Other income (expense):
Interest expense, net	(1,641)	(1,623)	(4,878)	(4,070)
Other, net	210	1,043	257	1,106

Net income (loss) before income tax expense	2,225	(1,551)	(10,590)	3,416
Income tax expense	227	89	389	371
Net income (loss)	1,998	(1,640)	(10,979)	3,045

Net income (loss) attributable to non-controlling interests	81	169	(4,898)	259
Net income (loss) attributable to partners / controlling interests	1,917	(1,809)	(6,081)	2,786

Net (loss) attributable to general partner	(1,431)	-	(5,366)	(183)
Net income (loss) attributable to limited partners	$3,348	$(1,809)	$(715)	$2,969

Net income (loss) attributable to limited partners allocated to:
Common unitholders	$1,676	$(905)	$(358)	$1,485
Subordinated unitholders	1,672	(904)	(357)	1,484
	$3,348	$(1,809)	$(715)	$2,969

Net income (loss) per common limited partner unit:
Basic	$0.28	$(0.15)	$(0.06)	$0.25
Diluted	$0.27	$(0.15)	$(0.06)	$0.25

Net income (loss) per subordinated limited partner unit - basic and diluted	$0.28	$(0.15)	$(0.06)	$0.25

Weighted average common units outstanding
Basic	5,939,158	5,920,467	5,930,718	5,917,981
Diluted	6,158,961	5,920,467	5,930,718	5,917,981

Weighted average subordinated units outstanding - basic and diluted	5,913,000	5,913,000	5,913,000	5,913,000

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)

Net income (loss)	$1,998	$(1,640)	$(10,979)	$3,045
Add:
Interest expense	1,641	1,623	4,878	4,070
Depreciation, amortization and accretion	1,447	1,663	4,354	4,492
Impairments	-	5,567	10,530	5,567
Income tax expense	227	89	389	371
Non-cash allocated expenses	931	-	2,866	183
Equity based compensation	322	296	829	828
Adjusted EBITDA	$6,566	$7,598	$12,867	$18,556

Reconciliation of Net Income (Loss) Attributable to Limited Partners to Adjusted EBITDA Attributable to Limited Partners and Distributable Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)

Net income (loss) attributable to limited partners	$3,348	$(1,809)	$(715)	$2,969
Add:
Interest expense attributable to limited partners	1,578	1,561	4,690	3,765
Depreciation, amortization and accretion attributable to limited partners	1,306	1,532	3,921	4,144
Impairments attributable to limited partners	-	5,567	6,409	5,567
Income tax expense attributable to limited partners	218	72	370	317
Equity based compensation attributable to limited partners	322	296	829	828
Adjusted EBITDA attributable to limited partners	$6,772	$7,219	$15,504	$17,590

Less:
Cash interest paid, cash taxes paid and maintenance capital expenditures attributable to limited partners	1,671	1,584	5,058	4,042
Distributable cash flow	$5,101	$5,635	$10,446	$13,548

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Nine Months Ended September 30,
	2016	2015
	(in thousands)

Cash flows provided by operating activities	$17,659	$23,193
Changes in trade accounts receivable, net	(4,999)	(769)
Changes in prepaid expenses and other	(1,053)	478
Changes in accounts payable and accrued liabilities	(3,802)	(8,635)
Change in income taxes payable	84	167
Equity earnings in investee company (less distributions received)	96	31
Interest expense (excluding non-cash interest)	4,452	3,662
Income tax expense (excluding deferred tax benefit)	428	428
Other	2	1
Adjusted EBITDA	$12,867	$18,556

Operating Data

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015

Total barrels of saltwater disposed (in thousands)	2,937	4,745	9,917	14,532
Average revenue per barrel	$0.67	$0.73	$0.67	$0.81
Water and environmental services gross margins	62.2%	58.1%	53.5%	58.2%
Average number of inspectors	1,231	1,406	1,165	1,412
Average revenue per inspector per week	$4,655	$4,749	$4,597	$4,741
Pipeline inspection services gross margins	10.3%	9.7%	9.5%	9.3%
Average number of field personnel	25	35	24	35
Average revenue per field personnel per week	$13,772	$11,246	$12,059	$11,308
Pipeline integrity services gross margins	21.4%	29.6%	14.7%	25.6%
Maintenance capital expenditures (in thousands)	$56	$87	$206	$449
Expansion capital expenditures (in thousands)	$132	$194	$528	$1,085
Distributions (in thousands)	$4,819	$4,809	$14,448	$14,426
Common unit coverage ratio	2.11x	2.34x	1.44x	1.88x
Coverage ratio	1.06x	1.17x	0.72x	0.94x